Exhibit 99.1

Human Genome Sciences Reports Financial Results For Full Year and Fourth Quarter 2003

Provides Financial Guidance for 2004, Conference Call Planned

ROCKVILLE, Md., Feb. 10 /PRNewswire-FirstCall/ — Human Genome Sciences, Inc. (Nasdaq: HGSI) announced today financial results for the quarter and full-year periods ended December 31, 2003, and provided guidance for financial results anticipated for the full year 2004.

The Company’s actual net loss for the year, in conformity with Generally Accepted Accounting Principles (GAAP), was $185.3 million, or $1.44 per share. This compares to the pro forma net loss for 2002 of $173.3 million, or $1.35 per share. The increase in the net loss is primarily due to reduced net interest income partially offset by increased revenue.

The Company’s pro forma net loss for 2002 excludes a one-time, non-cash charge of $32.2 million, or $0.25 per share, relating to a write-down of the value of common shares purchased in 2000 from Cambridge Antibody Technology plc, as part of the Company’s previous antibody collaboration agreement, and a one-time charge to Research and development of $14.2 million, or $0.11 per share, associated with the previous design of the Large Scale Manufacturing Facility, which was modified to increase capacity and simplify the design. The modified design has resulted in a reduction in the total cost of the facility.

The Company’s actual net loss for 2003 of $185.3 million, or $1.44 per share, compares to its actual net loss for the twelve months ended December 31, 2002, in conformity with GAAP, of $219.7 million, or $1.71 per share.

Total revenues in 2003 were $8.2 million, compared to $3.6 million for the year-earlier period. The increase in revenue is due to payments associated with license agreements and milestone payments received from partners in recognition of the start of clinical trials.

Human Genome Sciences’ operating costs remained flat for the year ended December 31, 2003, as compared to the year-earlier period, primarily due to the Company’s efforts to control expenses and conserve cash, while at the same time making the necessary investments to support the progress of the Company’s product candidates in clinical and preclinical development.

For the quarter ended December 31, 2003, the Company’s actual net loss, in conformity with GAAP, was $48.9 million, or $0.38 per share. This compares to the pro forma net loss of $45.6 million, or $0.35 per share, for the year- earlier period. The increased net loss is primarily due to lower net interest income and a slight increase in costs and expenses, partially offset by increased revenues.

The pro forma net loss for the year-earlier quarter excludes a one-time charge of $14.2 million, or $0.11 per share, related to the change in the design of the Large Scale Manufacturing facility. The actual net loss for the year-earlier quarter, in conformity with GAAP, was $59.8 million, or $0.46 per share.

Total revenues for the quarter ended December 31, 2003, were $4.6 million, compared to $0.6 million for the year-earlier period. As noted below, the Company received a one-time license fee relating to an amended agreement signed during the fourth quarter of 2003.

Human Genome Sciences’ operating costs during the three-month period as compared to the year-earlier period increased slightly primarily due to expenses associated with the move of research, development and administrative groups to the newly constructed Traville facility.

At December 31, 2003, cash and short-term investments totaled $1.26 billion, including $280.8 million of restricted investments. This compares to $1.49 billion, including $205.4 million of restricted investments at December 31, 2002. The increase in restricted investments is related to completion of construction of the Traville facility.

As of December 31, 2003, there were approximately 129.4 million shares of Human Genome Sciences common stock outstanding.

William A. Haseltine, Ph.D., Chairman and Chief Executive Officer, said, “Human Genome Sciences made substantial progress during 2003. In 2004, we will focus on advancing clinical trials in two main therapeutic areas, immunology/infectious disease and oncology. We also plan to advance one to two novel drugs to Phase 1 clinical trials.”

Steven C. Mayer, Executive Vice President and Chief Financial Officer, said, “During 2003, we were able to control our spending while at the same time focusing our resources on moving our clinical candidates forward. Our strong balance sheet, with substantial cash reserves, continues to provide strategic benefit. We believe these resources are sufficient to cover our operating expenses over the next several years.”

HIGHLIGHTS OF 2003

PRODUCTS

During 2003, Human Genome Sciences continued to advance its drugs in clinical development, with a primary therapeutic focus on cancer and immunology/infectious disease. Highlights include:

LymphoStat-B™: Human Genome Sciences currently is enrolling and dosing patients in a double-blind, placebo-controlled, multi-center Phase 2 clinical trial that will evaluate the safety, optimal dosing, and efficacy of LymphoStat-B in patients with rheumatoid arthritis. In addition, the Company continues to enroll and dose patients in a double-blind, placebo-controlled, multi-center Phase 2 clinical trial designed to evaluate the safety, optimal dosing, and efficacy of LymphoStat-B in patients with active systemic lupus erythematosus. In 2003, LymphoStat-B received a Fast Track Product designation from the U.S. Food and Drug Administration (FDA) for use in the treatment of systemic lupus erythematosus. Human Genome Sciences plans to complete the enrollment of both Phase 2 clinical trials of LymphoStat-B in 2004.

Albuferon™: Interim results of an ongoing Phase 1/2 clinical study of Albuferon demonstrate that Albuferon is well tolerated, has a prolonged half-life and is biologically active in patients with chronic hepatitis C who have failed previous interferon-alpha treatments. Human Genome Sciences is continuing to evaluate Albuferon at higher doses, in single-dose and repeat-dose cohorts, under an amended protocol designed to seek the maximum biological response that can be achieved at a tolerable dose. In 2004, the Company expects to complete the ongoing Phase 1/2 clinical trial of Albuferon, and to complete enrollment for a Phase 2 clinical trial of Albuferon in patients with chronic hepatitis C who are naive to treatment with interferon- alpha.

ABthrax™: In March 2003, Human Genome Sciences announced the discovery and development of ABthrax, a novel human monoclonal antibody for the prevention and treatment of anthrax infections. The Company has completed enrollment and dosing in a Phase 1 placebo-controlled, dose-escalation clinical trial to evaluate the safety, tolerability and pharmacokinetics of ABthrax in healthy adult volunteers. Data collection and analysis are in progress. It is expected that the results will be presented at the American Society of Microbiology’s Biodefense Meeting, which is scheduled for March 7-10 in Washington, D.C. ABthrax has received a Fast Track Product designation from the FDA for its potential use in preventing and treating anthrax infections. As previously reported, a single dose of ABthrax administered prior to spore challenge increases survival significantly in both rabbit and nonhuman primate models of inhalational anthrax. Results from a second study in a rabbit model of inhalational anthrax demonstrate that a single dose of ABthrax also increases survival significantly when the dose is administered following spore challenge, suggesting that the drug may have the potential to protect against anthrax infection when administered either prior to or after infection. Further development of ABthrax will depend on government funding.

Repifermin: On February 2, 2004, Human Genome Sciences reported that a Phase 2 clinical trial of systemically administered repifermin (keratinocyte growth factor-2, KGF-2) for the treatment of cancer therapy-induced mucositis did not meet its primary endpoint. No other clinical trials of repifermin are underway or are planned in any indication. Based on the new data, the Company has decided not to proceed with further development of repifermin.

LymphoRad™(131): Preliminary interim results from two ongoing multi-center, open-label, dose-escalation Phase 1 clinical trials suggest that LymphoRad, a radioiodinated form of B-lymphocyte stimulator (BLyS™), is safe and well tolerated, shows signs of anti-tumor activity, and exhibits excellent dosimetry and tumor targeting. Preliminary pharmacokinetic data from the first dose cohorts in the Phase 1 studies show that the administered radioactivity has a terminal half-life of approximately eighteen to twenty-three hours, which is much shorter than is reported for radiolabeled anti-CD20 antibodies. Enrollment in both trials is expected to continue throughout most of 2004.

TRAIL-R1 Agonistic Human Monoclonal Antibody (HGS-ETR1): Human Genome Sciences currently is conducting Phase 1 clinical trials to evaluate the safety and pharmacology of HGS-ETR1 in patients with advanced solid tumors and hematological malignancies. The Company plans to advance HGS-ETR1 to Phase 2 clinical trials in 2004.

TRAIL-R2 Agonistic Human Monoclonal Antibody (HGS-ETR2): Human Genome Sciences currently is conducting Phase 1 open-label, dose-escalating clinical trials of HGS-ETR2 to evaluate the drug’s safety and pharmacology in patients with advanced tumors. The Company plans to complete enrollment of the HGS- ETR2 Phase 1 trials in 2004.

PARTNERSHIPS

During 2003, partnerships continued to make important contributions to Human Genome Sciences’ progress.

GlaxoSmithKline: In December 2003, GSK announced that 480848, an inhibitor of lipoprotein-associated phospholipase A2 (Lp-PLA2), had completed Phase 2 clinical trials and would be advanced to Phase 3 clinical trials in 2004 for the control and treatment of cardiovascular disease. GSK indicated that it expects to file a New Drug Application (NDA) by 2008. Lp-PLA2 is an enzyme associated with the formation of atherosclerotic plaques. 480848 and an additional small-molecule inhibitor of Lp-PLA2, 659032, were discovered by GSK using Human Genome Sciences’ technology. In 2003, GSK initiated Phase 1 clinical trials of 659032 for the control and treatment of cardiovascular disease. Human Genome Sciences received clinical development milestone payments from GSK in 2001 and 2003 related to the initiation of Phase 1 clinical trials for 480848 and 659032, respectively, and is entitled to receive additional milestone payments if the drugs move into registration. The Company also is entitled to royalties if the drugs are commercialized, and has an option to co-promote the drugs if approved for use in North America and Europe.

diaDexus: During 2003, diaDexus, Inc. announced that FDA has cleared its PLAC™ test for marketing as a diagnostic aid for use in helping predict an individual’s risk for coronary heart disease. The PLAC test measures the level of lipoprotein-associated phospholipase A2 (Lp-PLA2) in human blood. The PLAC test was discovered through the use of Human Genome Sciences’ technology, and Human Genome Sciences is entitled to receive royalties on sales of the PLAC test. Also in 2003, Human Genome Sciences acquired exclusive, worldwide rights from diaDexus to develop and commercialize diagnostic immunohistochemical tests based on the TRAIL Receptor-1 and TRAIL Receptor-2 proteins.

Genentech: Human Genome Sciences entered into a license agreement with Genentech in 2003, under which Genentech acquired exclusive worldwide patent rights to develop and commercialize therapeutic biologic products for human use based on a human gene discovered by Human Genome Sciences that may have potential applications in immunology, oncology, and neurology. Genentech also acquired non-exclusive worldwide rights for the development and commercialization of diagnostic and small molecule products for human use based on the same gene. The Company received an initial payment and is entitled to receive annual license maintenance fees in addition to clinical development milestone payments and royalties on sales for commercialized products.

Pfizer: In December 2003, we announced a license agreement with Pfizer, under which Pfizer acquired non-exclusive worldwide rights to research, develop and commercialize products based on gene sequences from Staphylococcus aureus, for potential human and animal use. The agreement amends a 1996 agreement with Pharmacia & Upjohn, Inc., which was acquired by Pfizer in early 2003. Human Genome Sciences received from Pfizer a one-time license fee, which was recorded in the fourth quarter.

MedImmune: In 2003, GlaxoSmithKline, a partner of both MedImmune and Human Genome Sciences, initiated clinical trials of a vaccine against Streptococcus pneumoniae. As part of the Company’s 1997 agreement with MedImmune, Human Genome Sciences has received a clinical development milestone payment from MedImmune, and is entitled to receive future milestone payments as well as royalties on sales.

Abgenix: Human Genome Sciences acquired an exclusive worldwide license from Abgenix in 2003 to develop and commercialize a fully human monoclonal antibody to the CCR5 receptor. CCR5 is a human chemokine receptor shown to be required for infection by human immunodeficiency virus (HIV), the cause of Acquired Immunodeficiency Syndrome (AIDS). The Company generated the CCR5 human monoclonal antibody (CCR5 mAb) using the Abgenix XenoMouse® technology. Abgenix is entitled to receive clinical milestone payments and royalties from Human Genome Sciences if CCR5 mAb is successfully developed and commercialized.

FINANCES AND CAPITAL PROJECTS

Financial Guidance for 2004

Human Genome Sciences provides the following guidance regarding financial results for the full year 2004:

*	The Company expects that total operating costs and expenses will increase in 2004 over 2003 as the Company continues to focus its resources on advancing its drug candidates through mid-stage clinical trials and on expanding its manufacturing capabilities.

*	The Company expects to earn interest income of approximately $20.0 million on its cash balances during 2004, net of interest expense.

Actual results may vary significantly depending on various factors, including particularly, changes in the Company’s revenues and additional expenses or charges, as well as changes in shares outstanding associated with or caused by future alliances, acquisitions, financing transactions or note conversions. In addition, depending on market and interest rate conditions, the Company is exploring, and, from time to time, may take, actions to strengthen further its financial position, including the restructure of outstanding lease obligations in order to reduce its restricted cash and the repurchase or restructure of some or all of its outstanding convertible debt instruments.

The pro forma financial measures used in this press release are not prepared in accordance with generally accepted accounting principles (GAAP). Non-GAAP pro forma financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The Company’s management refers to these non-GAAP pro forma financial measures in making operational decisions because they provide meaningful supplemental information regarding the Company’s operational performance and facilitate management’s internal comparisons to the Company’s historical operating results. In addition, the Company has historically reported similar non-GAAP pro forma financial measures to investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP pro forma financial measures used in this press release to their most directly comparable GAAP financial measure as provided with the financial results attached to this press release.

Facilities and Capital Projects

In 2002, Human Genome Sciences consolidated the majority of its preclinical discovery and development functions into the Company’s Research and Development Center at 9800 Medical Center Drive, Rockville. With the recent occupancy of the Traville facility, Human Genome Sciences’ administrative offices and the remaining Research and Development functions are together at one location. One building at the Traville site will house an additional Clinical Production facility, which will double the Company’s existing production capacity once the facility is operational in the first half of 2004. Construction of a Large Scale Manufacturing Plant, on the Belward Research Campus of Johns Hopkins University, also is proceeding on schedule and on budget, and is expected to be ready for occupancy in early 2005.

As previously reported, Human Genome Sciences restructured financing arrangements for three capital construction projects as a result of recent guidance issued by the Financial Accounting Standards Board (FASB). These restructurings have eliminated the use of special purpose entities for all of the Company’s real estate financings, and have reduced Human Genome Sciences’ maximum restricted investment requirement from approximately $541.0 million to approximately $295.0 million. Over time, the maximum amount of restricted investment may either increase or decrease depending on possible future restructuring of these leases or other financing arrangements.

CONFERENCE CALL

Human Genome will hold a conference call to discuss this announcement. The conference call will be hosted by senior management today at 10:00 am Eastern Time.

Investors may listen to the call by dialing 719/457-2638 or 800/946-0706, confirmation code 678499, five to ten minutes before the start of the call. A replay of the conference call will be available for several days by dialing 719/457-0820 or 888/203-1112, confirmation code 678499.

This conference call also will be webcast. Interested parties who wish to listen to the webcast should visit the Human Genome Sciences website at www.hgsi.com. The archive of the conference call will be available several hours after the conference call and will be available for several days.

ABOUT HUMAN GENOME SCIENCES

Human Genome Sciences is a company with the mission to treat and cure disease by bringing new gene-based protein and antibody drugs to patients.

Health professionals interested in more information about trials involving HGSI products are encouraged to inquire via the Contact Us section of the Human Genome Sciences web site, www.hgsi.com/products/request.html, or by calling (301) 610-5790, extension 3550.

Human Genome Sciences, HGS, ABthrax, Albuferon, BLyS, LymphoRad, and LymphoStat-B are trademarks of Human Genome Sciences, Inc.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with planned facilities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.

HUMAN GENOME SCIENCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002
	(Dollars in thousands, except share and per share amounts)
Revenue - R&D collaborative
contracts	$ 4,642	$ 642	$ 8,168	$ 3,568

Costs and expenses:
Research and development	49,051	48,879	191,483	191,162
Charge for construction
design changes	—	14,238	—	14,238

Total research and
development	49,051	63,117	191,483	205,400
General and
administrative	13,492	10,159	43,608	44,175

Total costs and
expenses	62,543	73,276	235,091	249,575

Income (loss) from
operations	(57,901)	(72,634)	(226,923)	(246,007)
Net interest income	7,883	12,789	40,508	58,449
Realized gain on sale of
investment	1,091	—	1,091	—
Charge for impaired
investment	—	—	—	(32,158)

Income (loss) before taxes	(48,927)	(59,845)	(185,324)	(219,716)
Provision for income taxes	—	—	—	—

Net income (loss) (a)	$ (48,927)	$ (59,845)	$ (185,324)	$ (219,716)

Net income (loss) per
share, basic and
diluted (a)	$ (0.38)	$ (0.46)	$ (1.44)	$ (1.71)

Weighted average shares
outstanding, basic
& diluted	129,309,243	128,790,510	129,112,670	128,591,153

(a)	The Company’s net income (loss) for the three and twelve-month periods ended December 31, 2002, includes two one-time charges. Excluding these items, pro forma net income (loss) is as follows:

Net income (loss),
per above	$ (48,927)	$ (59,845)	$ (185,324)	$ (219,716)
Charge for construction
design changes	—	14,238	—	14,238
Charge for impaired
investment	—	—	—	32,158

Pro forma net income (loss)	$ (48,927)	$ (45,607)	$ (185,324)	$ (173,320)

Pro forma net income
(loss) per share, basic
and diluted	$ (0.38)	$ (0.35)	$ (1.44)	$ (1.35)

Weighted average shares
outstanding	129,309,243	128,790,510	129,112,670	128,591,153

HUMAN GENOME SCIENCES, INC. CONSOLIDATED BALANCE SHEET DATA:

	December 31, 2003	December 31, 2002
	(Dollars in thousands)
Cash, cash equivalents and
short-term investments (b)	$1,262,458	$1,491,740
Total assets (b)	1,466,204	1,662,187
Total debt and capital lease,
less current portion	503,664	503,281
Total stockholders’ equity	903,333	1,100,553

(b)	Includes $280,776 and $205,352 in restricted investments at December 31, 2003 and December 31, 2002, respectively.

SOURCE Human Genome Sciences, Inc.
-0- 02/10/2004
/CONTACT: Steven C. Mayer, Executive Vice President and Chief Financial Officer, +1-240-314-4400, Jerry Parrott, Vice President, Corporate Communications, +1-301-315-2777, or Kate de Santis, Director, Investor Relations, +1-301-251-6003, all of Human Genome Sciences, Inc./
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/Web site: http://www.hgsi.com/
(HGSI)

CO: Human Genome Sciences, Inc. ST: Maryland IN: HEA MTC BIO SU: ERN ERP CCA